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                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE


         KNOW ALL MEN BY THESE PRESENTS, that this agreement is entered into by and between SECURFONE AMERICA, INC. AND ITS SUBSIDIARIES ("SECURFONE"), a Delaware corporation, MONTPILIER HOLDINGS, INC. ("MONTPILIER"), a Nevada corporation, and William P. Stueber, II ("Stueber").

                               W I T N E S S E T H

         WHEREAS, beginning in 1996, Stueber developed a business plan for a pre-paid cellular network and communication service which was presented to SecurFone and its principals for potential investment and/or purchase; and

         WHEREAS, as a result of negotiations between SecurFone and Stueber, the parties entered into certain Executive Employment Agreements dated August 1, 1996 and November 1, 1997; and

         WHEREAS, pursuant to Stueber's Executive Employment Agreement, dated November 1, 1997, Stueber was granted an option to purchase 400,000 shares of SecurFone common stock; Stueber was also granted an option to purchase 50,000 shares of SecurFone common stock pursuant to SecurFone's 1997 Directors' Stock Option Plan; and in addition Stueber claims a right or option to receive a portion of the SecurFone common stock owned by Montpilier; and

         WHEREAS, Stueber has initiated litigation against SecurFone on behalf of Vortex Cellular, Inc. dba Direct Mobile, and has threatened other litigation arising from the aforementioned Employment Agreements and other dealings by and among the parties; and

         WHEREAS, the parties hereto have agreed to settle and resolve all claims and disputes which exist or may exist in the future between or among them subject to the terms and conditions set forth therein.

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         NOW, THEREFORE, in consideration of the payment by SecurFone or
Montpilier to Stueber of the sum of Fifty Thousand Dollars ($50,000), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. On or before April 1, 1999, SecurFone or Montpilier will wire transfer the sum of $50,000 to such account as designated by Stueber. Stueber shall provide wiring instructions to SecurFone on or before March 26, 1999 designating the recipient of such payment.

         2. Upon receipt of the settlement funds set forth in Paragraph 1 above, Stueber agrees to cause the dismissal of the pending complaint captioned VORTEX CELLULAR, INC. VS. SECURFONE AMERICA, INC. pending in the Superior Court of California, County of San Diego, Case No. 727443.

         3. Upon receipt of the settlement funds set forth in Paragraph 1 above, Stueber agrees, for himself, each of his heirs, executors, administrators and assigns, to release and forever discharge SecurFone and Montpilier together with their respective subsidiaries, shareholders, officers, directors and affiliates, and their respective agents, attorneys and employees, from and against any and all claims, actions, demands and suits of any and all descriptions, known or unknown arising out of or in any manner connected with Stueber's employment or business relationship with SecurFone or Montpilier. Stueber's release shall include but not be limited to any claims arising from his Employment Agreements with SecurFone and the stock option agreement relating thereto, and Stueber further agrees to execute such documents and other instruments reasonably required by SecurFone or Montpilier to effectuate the provisions of this Agreement.

         4. In consideration of Stueber's release and the other terms and conditions of this Agreement, SecurFone and Montpilier, together with their subsidiaries, shareholders, officers, directors and affiliates, and their respective agents, attorneys and employees, hereby release and forever discharge Stueber and his heirs, executors, administrators and assigns, from and against any and all claims, actions, demands and suits of any and all descriptions, known or unknown arising out

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of or in any manner connected with Stueber's employment or business relationship with SecurFone or Montpilier.

         5. This Agreement and the covenants and conditions contained herein shall not be deemed as an admission of liability or acknowledgment of any responsibility be any party to another, and that in the event the payment due Stueber as provided in Paragraph 1 is not made in accordance with the terms hereof, then in such event this Agreement shall be null and void and the parties are free to pursue such claims and actions as they may deem appropriate.

         6. The parties hereto acknowledge that this Agreement is executed of their own free will and desire and that each party has had the opportunity to consult with legal counsel prior to execution of this Agreement.

         7. This Agreement and the obligations of the parties shall be governed and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of law.

         8. This Agreement shall enure and be binding upon the parties, and their respective heirs and assigns. This Agreement may be executed in counterparts, each of which shall constitute an original, but all such counterparts shall together constitute but one and the same instrument. Further, a facsimile signature shall be deemed an original.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the said parties have hereunto executed this agreement as of the day and year set forth below.

                                    SECURFONE AMERICA, INC.


                                    By: /s/ Steven L. Wasserman
                                       ----------------------------------
                                    Its: Secretary
                                       ----------------------------------

                                    MONTPILIER HOLDINGS, INC.


                                    By: /s/ Steven L. Wasserman
                                       ----------------------------------
                                    Its: Secretary
                                       ----------------------------------

                                    /s/ William P. Stueber, II
                                    ------------------------------------
                                    WILLIAM P. STUEBER, II, individually
                                    and on behalf of Vortex Cellular, Inc. dba
                                    Direct Mobile

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